Exhibit 99.2

Recent Developments

We are currently in the process of finalizing our unaudited consolidated financial results as of and for the three and six months ended June 30, 2015. Below are certain preliminary estimates as of and for the three months ended June 30, 2015, which are based on the most current information available to management as of the date of this prospectus supplement. Our actual results may differ materially from these preliminary estimates due to, among other things, the completion of our accounting close procedures, final adjustments and other developments that may arise between now and the time that such unaudited consolidated financial results as of and for the three months ended June 30, 2015 are finalized.

We delivered 243 homes during the three months ended June 30, 2015, an increase of 100 units, or 69.9%, from 143 homes delivered during the three months ended June 30, 2014. The increase in homes delivered during 2015 was primarily due to: (i) the continued ramp-up in our Homebuilding operations; (ii) a larger backlog at March 31, 2015, compared to the backlog at March 31, 2014; and (iii) having more neighborhoods delivering homes during 2015 when compared to 2014.

During the three months ended June 30, 2015, we generated 300 new orders, an increase of 105 new orders, or 53.8%, from 195 new orders during the three months ended June 30, 2014. Such increase was primarily due to continued momentum within our active selling neighborhoods and an increase in our active selling neighborhood count from 28 at June 30, 2014 to 45 at June 30, 2015.

We had 627 units in backlog as of June 30, 2015, an increase of 194 units, or 44.8%, from 433 units as of June 30, 2014. The increase in our backlog was primarily due to continued improvement in the housing market, which was evidenced by the increase in our new orders. We currently expect to deliver substantially all of the homes that were in our backlog as of June 30, 2015 during the twelve months ending June 30, 2016.

During July 2015, we expect to complete our accounting close procedures for the three and six months ended June 30, 2015. Because we have not yet finalized our procedures, we do not have certainty and are unable to provide any additional financial and other data as of and for the three months ended June 30, 2015. The preliminary unaudited consolidated financial data as of and for the three months ended June 30, 2015 included in this prospectus supplement has been prepared by, and is the responsibility of, our management and has not been reviewed or audited or subject to any other procedures by our independent registered public accounting firm. Accordingly, our independent registered public accounting firm is not expressing an opinion or any other form of assurance with respect to the preliminary unaudited consolidated financial data as of and for the three months ended June 30, 2015 that is provided in this prospectus supplement.

* * *

We have significant deferred tax assets that we expect will be used, subject to the limitations described below, to offset future earnings and reduce the amount of income taxes we are required to pay. As of March 31, 2015, we had recorded a deferred tax asset of $109.8 million, which was net of a valuation allowance of $70.7 million. Our ability to take advantage of our significant deferred tax assets is subject to limitations under Section 382 (“Section 382”) of the U.S. Internal Revenue Code of 1986, as amended, including in connection with prior stock ownership changes and prospective stock ownership changes that may occur as a result of this offering. We believe that this offering will trigger an ownership change that creates a limitation under Section 382. While such an ownership change will impact the amount by which we can utilize our net operating losses to offset taxable income in any particular year, we currently do not expect that such limitation will impact our ability to ultimately utilize such net operating losses over time and, therefore, we currently do not expect such limitation to have a material impact on our financial condition or results of operations. In addition, changes in the markets in which we do business and our profitability may limit our ability to take advantage of our deferred tax assets.